Exhibit 99.1
FOR IMMEDIATE RELEASE	Contact Imagenetix Investor Relations	William P. Spencer
	(858)385-2797	Chief Executive Officer
Imagenetix, Inc.
Tel: (858) 674-8455

IMAGENETIX, INC. REPORTS FIRST QUARTER 2010 RESULTS

•	Revenue Increases by 22% from Prior Year
•	Revenue Increases to $1,702,000 from $1,394,000
•	Loss Per Share Equals $0.04 vs. $0.05 Profit for Prior Year

San Diego, CA***August 10, 2009***Imagenetix, Inc. (OTCBB:IAGX) announced today results for its first fiscal quarter ended June 30, 2009. Net sales increased 22% for the quarter to $1,702,000 from the $1,394,000 reported for the same period last year.

Net loss for the quarter was ($415,000) or ($.04) per share compared to a net profit for the same period of the prior fiscal year of $587,000 or $0.05 per share.  The prior fiscal year period was positively impacted by a one time settlement of $1,785,000.

Commenting on the results of the first quarter, Mr. William Spencer, Imagenetix Chief Executive Officer said, “We were encouraged by the increase in sales of our weight loss product and of our own branded product, InflameAway Celadrin, which is beginning to be well received in the food, drug and mass market segments.  However, we were disappointed that sales of our raw material to wholesalers and distributors came in lower compared to the previous year as they became negatively impacted by current economic conditions.  We continue to expand advertising and marketing to assure increased awareness and acceptability of InflameAway Celadrin.   We anticipate this marketing program for the mass market segment to continue to result in improved sales during the balance of our current fiscal year.”

About Imagenetix
Imagenetix, based in San Diego, California, is an innovator of scientifically tested, natural-based, proprietary, bioceutical products developed to enhance human health on a global basis.  Imagenetix develops and formulates propriety over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution.  In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners.  Imagenetix is the creator of Inflame Away®-Celadrin®.  Please visit, www.celadrin.com or www.imagenetix.net.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to vary materially from those projected.  Such risks and uncertainties include, but are not limited to, adverse fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in the company’s SEC filings, including its Form 10-K for the year ended March 31, 2009.

Imagenetix, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	First Quarter Ended
	June 30,
	2009	2008

Net sales	$1,702	$1,394
Cost of sales	1,055	819
Gross profit	647	575
Gross profit percent	38.0%	41.2%

Operating expenses:
General and administrative	808	606
Payroll expense	255	372
Consulting expense	280	346
Operating expenses	1,343	1,324

Operating income (loss)	(696)	(749)
Other income	1	8
Settlement income	-	1,785
Interest expense	(2)	(1)
Income (loss) before income taxes	(697)	1,043
Income tax expense (benefit)	(282)	456

Net income (loss)	$(415)	$587

Income (loss) per share:
Basic	$(0.04)	$0.05
Diluted	$(0.04)	$0.05

Weighted average common shares outstanding:
Basic	11,011	10,961
Diluted	11,011	11,021

Imagenetix, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	March 31,
	2009	2009
Assets:
Current assets:
Cash and cash equivalents	$913	$1,226
Accounts receivable, net	862	1,096
Inventories, net	1,518	1,337
Prepaid expenses and other current assets	85	109
Deferred tax asset	817	535
Total current assets	4,195	4,303

Property and equipment, net	108	116
Long-term prepaid expenses	27	30
Other assets	129	134

Total assets	$4,459	$4,583

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$611	$274
Accrued liabilities	67	81
Income tax payable	-	70
Customer deposits	84	59
Contract payable	22	43
Short term license payable	-	3
Total current liabilities	784	530

Stockholders' equity	3,675	4,053

Total liabilities and stockholders' equity	$4,459	$4,583